As filed with the Securities and Exchange Commission on August 4, 2004
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Guaranty Federal Bancshares, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1792717 (I.R.S. Employer Identification Number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of Principal Executive Offices)
Guaranty Federal Bancshares, Inc. 2004 Stock Option Plan
Individual Stock Option Agreement dated September 23, 2003
Individual Stock Option Agreement dated March 9, 2004
(Full title of the plan)

Mr. Don M. Gibson
President and Chief Executive Officer
1341 West Battlefield
Springfield, Missouri 65807
(Name and address of agent for service)
(417) 520-4333
(Telephone number, including area code, of agent for service)

Copies to:
John R. Short, Esq.
Blackwell Sanders Peper Martin LLP
720 Olive St., Suite 2400
St. Louis, Missouri 63101

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(3)

common stock, par value $.10 per share (“Common Stock”)	280,000	(3)	$5,496,500	$696.41

(1) Based on an estimate of (i) 250,000 shares of Common Stock issuable upon exercise of options granted pursuant to the Guaranty Federal Bancshares, Inc. 2004 Stock Option Plan (the “Plan”), (ii) 5,000 shares of Common Stock issuable upon exercise of options granted pursuant to an individual stock option agreement dated September 23, 2003 and issued as an employment inducement (the “2003 Agreement”), and (iii) 25,000 shares of Common Stock issuable upon exercise of options granted pursuant to an individual stock option agreement dated March 9, 2004 and issued as an employment inducement (the “2004 Agreement”). Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered an indeterminate amount of additional shares that may become available for purchase pursuant to the Plan, the 2003 Agreement and the 2004 Agreement in the event of certain changes in the outstanding shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits and reclassifications.

(2) Estimated solely for the purpose of determining the registration fee.

(3) Pursuant to Rule 457(h)(1) of the Securities Act, the registration fee for securities to be offered pursuant to an employee stock option plan shall be calculated based upon the price at which the stock options may be exercised, if known. The 5,000 shares being registered under the 2003 Agreement are exercisable at a price of $17.20 per share ($86,000 in the aggregate), and the 25,000 shares being registered under the 2004 Agreement are exercisable at an exercise price of $19.62 per share ($490,500 in the aggregate). The registration fee for the remainder of the shares being registered hereunder, which consist of 250,000 shares under the Plan, is being estimated pursuant to paragraphs (c) and (h)(1) of Rule 457 of the Securities Act based upon the average of the high and low sales prices of shares of Common Stock on July 30, 2004, as reported on the Nasdaq Stock Market, of $19.68 per share ($4,920,000 in the aggregate), for a total proposed offering price of $5,496,500.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Guaranty Federal Bancshares, Inc., a Delaware corporation (the “Registrant”), registering (i) 250,000 shares of Common Stock issuable upon the exercise of options granted under the Plan, (ii) 5,000 shares of Common Stock issuable upon the exercise of options granted as an employment inducement pursuant to the 2003 Agreement; and (iii) 25,000 shares of Common Stock issuable upon the exercise of options granted as an employment inducement pursuant to the 2004 Agreement.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.       Plan Information.

Not filed as part of this registration statement pursuant to Note to Part 1 of Form S-8.

Item 2.       Registrant Information and Employee Plan Annual Information.

Not filed as part of this registration statement pursuant to Note to Part 1 of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)   Annual Report on Form 10-K, dated and filed on September 29, 2003, for the fiscal period ended June 30, 2003 and the Annual Report on Form 10-K, dated and filed on March 30, 2004, for the six-month transition period ended December 31, 2003;

(b)   Quarterly Report on Form 10-Q dated and filed on November 6, 2003 for the quarter ended September 30, 2003, Quarterly Report on Form 10-Q dated and filed on May 12, 2004 (as amended on May 19, 2004) for the quarter ended March 31, 2004 and the Current Report on Form 8-K dated and filed on January 16, 2004 (with respect to Item 8 only);

(c)   The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A, dated November 5, 1997 and filed with the Commission on November 6, 1997, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date that this registration statement is filed with the Commission and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.       Description of Securities.

Not applicable.

Item 5.       Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Registrant’s Restated Certificate of Incorporation (the “Charter”) includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not made in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The indemnification provisions in the Registrant’s Charter may be sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities arising under the Securities Act. As permitted by Section 145 of the DGCL, the Registrant’s Charter provides that in the case of a threatened, pending or completed action or suit by or in the right of the Registrant against any person who is or was a director or officer of the Registrant by reason of such person holding such position, the Registrant shall indemnify such person for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit; provided that such person is successful on the merits or otherwise or such person acted in good faith in the transaction which is the subject of such action or suit, and in the manner such person reasonably believed to be in or not opposed to, the best interest of the Registrant, including, but not limited to, the taking of any and all actions in connection with the Registrant’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as such term is defined in Article XIV of the Charter) not approved by the board of directors. However, such director or officer shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to the Registrant unless (and only to the extent that) the Court of Chancery or the court in which the suit was brought shall determine, upon application, that despite the adjudication, but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

In addition, as permitted by Section 145 of the DGCL, the Registrant’s Charter provides that in the case of a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Registrant, against any person who is or was a director or officer of the Registrant by reason of such person holding such position, the Registrant shall indemnify such person for amounts actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including, but not limited to, expenses (including attorneys’ fees), amounts paid in settlement, judgments and fines; provided that such person is successful on the merits or otherwise or such person acted in good faith in the transaction which is the subject of such suit, and in the manner such person reasonably believed to be in or not opposed to, the best interest of the Registrant, including, but not limited to, the taking of any and all actions in connection with the Registrant’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as such term is defined in Article XIV of the Charter) not approved by the board of directors, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of such suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that such officer or director failed to satisfy the standard described above.

The Charter also provides that (i) the Registrant may pay in advance any expenses (including attorneys’ fees) which may become subject to indemnification, but only if the officer or director receiving such payment undertakes in writing to repay the same if it is ultimately determined that such person is not entitled to indemnification by the Registrant, (ii) if Delaware law is amended to permit further indemnification of directors and officers of the Registrant, then the Registrant shall indemnify such persons to the fullest extent permitted by Delaware law, as so amended, (iii) the indemnification and advancement of expenses provided for in the Charter or otherwise granted pursuant to Delaware law shall not be exclusive of any other rights to which a director or officer may be entitled, (iv) any repeal or modification of the applicable provisions of the Charter by the stockholders of the Registrant shall not adversely affect any right or protection of a director or officer existing at the time or such repeal or modification, and (v) Registrant may purchase and maintain insurance on behalf of any person who holds or who has held a director or officer position against any liability asserted against and incurred by such person in any such position, or arising out of his or her status as such, whether or not the Registrant would have power to indemnify such director or officer against such liability under the Charter.

In addition to the above and as approved by the Registrant’s board of directors, the Registrant maintains director and officer liability insurance indemnifying the directors and officers of the Registrant for certain liability incurred by them.

Item 7.       Exemption from Registration Claimed.

Not applicable.

Item 8.       Exhibits.

See the “Exhibit Index” at the end of this registration statement.

Item 9.       Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Missouri on August 4, 2004.

GUARANTY FEDERAL BANCSHARES, INC.

By:	/s/ Don M. Gibson

Don M. Gibson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Don M. Gibson, Shaun A. Burke and Bruce Winston, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jack L. Barham Jack L. Barham	Chairman of the Board of Directors	August 4, 2004

/s/ Don M. Gibson Don M. Gibson	President and Chief Executive Officer and Director (principal executive officer)	August 4, 2004

/s/ Wayne V. Barnes Wayne V. Barnes	Director	August 4, 2004

/s/ Tim Rosenbury Tim Rosenbury	Director	August 4, 2004

/s/ Gary Lipscomb Gary Lipscomb	Director	August 4, 2004

/s/ James L. Sivils, III James L. Sivils, III	Director	August 4, 2004

/s/ Gregory V. Ostergren Gregory V. Ostergren	Director	August 4, 2004

/s/ Kurt D. Hellweg Kurt D. Hellweg	Director	August 4, 2004

/s/ Shaun A. Burke Shaun A. Burke	Director	August 4, 2004

/s/ Bruce Winston Bruce Winston	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 4, 2004

EXHIBIT INDEX

Exhibit Number *
4   Rights Agreement dated January 20, 1999 (incorporated by reference to Exhibit 4 of Registrant’s Form 8-A, as dated and filed with the Commission on January 22, 1999).

5(i)    Opinion of Blackwell Sanders Peper Martin LLP.

15   Not Applicable – Omitted.

23.1   Consent of Blackwell Sanders Peper Martin LLP (included in Exhibit 5(i)).

23.2  Consent of BKD, LLP.

24   Power of Attorney (included on signature page hereto).

* Numbers correspond to document numbers in Exhibit Table of Item 601 of Regulation S-K.